Exhibit 99(a)(1)(D)

ELECTION FORM

Ditech Communications Corporation

825 East Middlefield Road

Mountain View, CA 94043

Attn:  Kimberly Canigiula

I have received Ditech Communication Corporation’s (“Ditech” or the “Company”) Offer to Exchange and Summary of Terms dated February 19, 2003, sent to employees of Ditech or its subsidiaries that hold options to purchase Common Stock of the Company (“Eligible Options”) with per share exercise prices of $20.00 or more granted under the 2000 Non-Qualified Stock Plan, 1999 Non-Officer Equity Incentive Plan, 1998 Stock Option Plan, Atmosphere Networks, Inc. 1997 Stock Plan, and an individual option grant outside of a plan to Ian Wright, each as amended (collectively, the “Plans”).  Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for the right to receive Replacement Options, as that term is defined in the Offer.  I hereby agree that, unless I revoke my election before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer), my election will be irrevocable, and if accepted by Ditech, such surrendered Eligible Options will be cancelled in their entirety.  I understand that, subject to my continuous employment with Ditech or its subsidiaries through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on September 23, 2003 (or a later date if Ditech extends the Offer), covering 25% of the number of shares of Common Stock subject to my Eligible Options that were cancelled.

Please check below:

☐                                   I ACCEPT THE OFFER AND HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option(s):

Option Number	Option Grant Date	Exercise Price of Option	Option Number	Option Grant Date	Exercise Price of Option

I understand that by accepting this Offer any options granted to me on or after August 19, 2002, including, without limitation, options with per share exercise prices less than $20.00 and options granted pursuant to plans other than the Plans (the “Mandatory Exchange Options”) will automatically be surrendered for cancellation under the Offer even if such options are not listed above.  With respect to Mandatory Exchange Options, I understand that, subject to my continuous employment with Ditech or its subsidiaries through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on September 23, 2003 (or a later date if Ditech extends the Offer), covering twenty-five percent (25%) of the number of shares of Common Stock subject to my Mandatory Exchange Options that were cancelled.  I agree to deliver to Ditech the original stock option agreement(s) for my Eligible Options or Mandatory Exchange Options, upon request.  I acknowledge that I will have no right to exercise all or any part of any cancelled options after the date of this election (unless I revoke this election), and that such options will be cancelled.

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Ditech (except on an at will basis).  I agree that Ditech has made no representations or warranties to me regarding this Offer or the future pricing of Ditech’s stock, and that my participation in this Offer is at my own discretion.

I AGREE THAT DITECH SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

☐            I DO NOT ACCEPT THE OFFER to exchange options.

Date:
Optionee Signature

Name:
(Please print)

Ditech hereby agrees and accepts this Election Form, and such acceptance shall be binding on Ditech’s successors, assigns and legal representatives:

DITECH COMMUNICATIONS CORPORATION

By:	Date:

Title: